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EXHIBIT 99A

U S WEST, Inc.
7800 East Orchard Road
Englewood, Colorado  80111
303 793-6500

NEWS RELEASE

RELEASE DATE:          July 18, 1994

CONTACT:               Blair Johnson,  303-793-6296
                       Lois Leach,     303-793-6355


        U S WEST REPORTS 8.9 PERCENT INCREASE IN EARNINGS,
    RECORD GROWTH IN TELEPHONE LINES AND CELLULAR SUBSCRIBERS

ENGLEWOOD, Colo. -- U S WEST (NYSE: USW) today reported that its second-quarter income from continuing operations* increased 8.9 percent to $317 million, excluding a total of $58 million in one-time gains from the sale of its paging unit and certain rural telephone exchanges. U S WEST also reported record growth in telephone access lines and cellular subscribers.

U S WEST Communications, the company's telecommunications subsidiary, reported a normalized second-quarter increase in income-before-an extraordinary-item of 14.4 percent on revenue growth of 4.3 percent. (These figures exclude the gain on rural exchange sales.) The number of telephone access lines the company serves increased by a record 516,000, or 3.8 percent, over second-quarter last year -- excluding the effects of the sale of 38,000 lines in rural telephone exchanges. In addition, minutes of use, an indicator of long-distance calling volumes, grew by 8.3 percent in the second quarter -- despite a reduction in minutes of use resulting from the rural exchange sales.

U S WEST's other businesses also enjoyed strong growth. U S WEST Cellular added a record 263,000 subscribers, a 55-percent increase from second-quarter 1993, for a total customer base of nearly 738,000. Operating cash flow margins at U S WEST Cellular also improved significantly in the second quarter. In addition, U S WEST completed the sale of its U S WEST Paging division to the Westlink Company at an after-tax gain of $41 million.

Overall, U S WEST's strong volume growth, which drove up revenue
6.6 percent to $2.7 billion, resulted in a 7.9-percent increase in the company's earnings before interest, taxes, depreciation and amortization, or EBITDA.

"The strong net income growth at our telephone company is encouraging," said Richard McCormick, U S WEST chairman and chief executive officer, "particularly as we step up to the complex

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challenges of restructuring that critical part of our business.
I'm also pleased by the tremendous growth of our wireless companies -- at home and abroad -- and our plans to reach new markets through our Time Warner Entertainment partnership and our recent agreement to acquire cable-TV companies in Atlanta."

In its international businesses, U S WEST reported solid customer growth at its TeleWest Communications and Mercury One-2-One joint ventures in the United Kingdom and its other international cellular operations.

In the last 12 months, TeleWest, a combined cable-television and telephone joint venture with Tele-Communications, Inc. (TCI), increased its cable-TV subscribers by more than 61 percent, to 252,000, and the number of telephone lines it serves by more than 80 percent, to 182,000.

Meanwhile, after introducing its Mercury One-2-One mobile phones only 10 months ago, the U S WEST-Cable & Wireless joint venture reached the 100,000-subscriber milestone in late June.

Subscribers to U S WEST's other international cellular joint ventures increased to nearly 100,000 -- more than twice the total at the end of the second quarter last year.

Also in the second quarter, U S WEST announced that it purchased
Thomson Directories, which publishes 155 directories and delivers
19 million copies annually in the United Kingdom.  Thomson
Directories reach 80 percent of the households in Great Britain.

On a per-share basis, U S WEST's second-quarter earnings from continuing operations were $0.83, including $0.09 for the sale of paging operations and $0.04 for the sale of certain rural exchanges. Excluding these non-recurring items, earnings per share from continuing operations were $0.70, the same as the second quarter last year.

Despite solid earnings growth, normalized earnings per share from continuing operations were unchanged, primarily due to the issuance of additional equity to fund significant long-term strategic investments, including the Time Warner Entertainment alliance. (Earnings per share reflect an increase of about 37 million additional shares outstanding in the last nine months.)**

U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide. U S WEST's major subsidiary, U S WEST
Communications, provides services to 25 million customers in 14 western and midwestern states.

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Footnotes
[FN]
* Continuing operations represent company results minus the contributions of U S WEST's financial services businesses, which the company is exiting. These businesses are being treated as discontinued operations for accounting purposes.

** Of the 37 million additional shares outstanding, 22 million shares were sold in a fourth-quarter 1993 equity offering; about
5.5 million shares were issued in February 1994, as part of a lawsuit settlement; and U S WEST contributed 4.6 million shares to fund an employee benefit trust in March 1994.